Exhibit 12
                          AMERICAN EXPLORATION COMPANY
                     RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                    (In thousands, except for ratio amounts)

                                                  For the Three                           Year Ended December 31,
                                                  Months Ended      ----------------------------------------------------------------
                                                     3/31/95          1994          1993          1992           1991         1990
                                                  ------------      --------      --------      --------      --------      --------
EARNINGS:
(+) Pretax income from continuing
      operations ................................     $   (542)     $(60,690)     $(18,681)     $(68,791)     $(24,006)     $  4,298
(+) Interest expense ............................        1,971         6,638         6,847         9,485        13,609        10,322
(+) Amort. of debt expense ......................          188         2,779           739         1,292          --            --
(+) Rent representative of int. factor ..........          244         1,284         1,533         1,726         1,697         1,245
                                                      --------      --------      --------      --------      --------      --------
                                                         1,861       (49,989)       (9,562)      (56,288)       (8,700)       15,865
                                                      --------      --------      --------      --------      --------      --------
FIXED CHARGES:
(+) Int. expensed or capitalized (1) ............        2,330         8,134         9,193        12,786        17,081        10,322
(+) Amort. of debt expense ......................          188         2,779           739         1,292          --            --
(+) Rent representative of int. factor ..........          244         1,284         1,533         1,726         1,697         1,245
                                                      --------      --------      --------      --------      --------      --------
                                                         2,762        12,197        11,465        15,804        18,778        11,567
                                                      --------      --------      --------      --------      --------      --------
PREF. STOCK DIV. REQUIREMENTS (2) ...............          450         1,800            75          --              65           244
                                                      --------      --------      --------      --------      --------      --------
COVERAGE EXCESS (DEFICIENCY) ....................     $ (1,351)     $(63,986)     $(21,102)     $(72,092)     $(27,543)     $  4,054
                                                      ========      ========      ========      ========      ========      ========
RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS ...............................          .58         (3.57)        (0.83)        (3.56)        (0.46)         1.34
                                                      ========      ========      ========      ========      ========      ========
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(1)  Amortization of deferred financing costs is included in interest expense.

(2)  There was no preferred stock outstanding during 1992.

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